UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2017

Oaktree Capital Group, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35500	26-0174894
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South Grand Avenue, 28th Floor Los Angeles, California		90071
(Address of principal executive offices)		(Zip Code)

(213) 830-6300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

As previously announced on November 9, 2017, Oaktree Capital Management, L.P. (the “Issuer”), and Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors” and together with the Issuer, the “Obligors”) entered into a note and guaranty agreement (the “Note Agreement”) with certain accredited investors (collectively, the “Investors”) on November 16, 2017, pursuant to which the Issuer agreed to issue and sell to the Investors $250.0 million aggregate principal amount of its 3.78% Senior Notes due December 18, 2032 (the “Notes”). Funding of the Notes is expected to occur on December 18, 2017. In connection with the Notes offering, the Issuer entered into a cross-currency swap agreement to Euros, reducing the interest cost to 1.95% per year. The Notes will be senior unsecured obligations of the Issuer, guaranteed (the “Guarantees”) by the Guarantors on a joint and several basis. The offer and sale of the Notes and the Guarantees were and will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The Notes will bear interest at a rate of 3.78% per annum, payable semi-annually, and will be due on December 18, 2032. The Note Agreement provides for certain affirmative and negative covenants, including financial covenants relating to the Obligors’ combined leverage ratio and minimum assets under management. In addition, the Note Agreement contains customary representations and warranties of the Obligors and customary events of default, in certain cases, subject to cure periods. The Issuer may prepay all, or from time to time any part of, the Notes at any time, subject to the Issuer’s payment of the applicable make-whole amount determined with respect to such principal amount prepaid. Upon the occurrence of a change of control, the Issuer will be required to make an offer to prepay the Notes together with the applicable make-whole amount determined with respect to such principal amount prepaid. The Note Agreement contains customary events of default, including, among other things, failure to pay interest, breach of certain covenants, failure to pay certain other indebtedness at maturity or upon earlier acceleration, and certain events of insolvency or bankruptcy. Upon the occurrence and continuance of an event of default, the holders of at least a majority in outstanding principal amount of the Notes may declare the Notes immediately due and payable by providing notice to the Issuer and exercise other rights and remedies. Such termination and declaration will occur automatically in the event of certain insolvency or bankruptcy related events of default.

The Issuer intends to use the proceeds from the sale of the Notes, together with cash on hand, to redeem its $250 million of 6.75% Senior Notes due 2019 and pay the related make-whole payment to the holders thereof.

The above description of the terms and conditions of the Notes and the Note Agreement does not purport to be complete and is qualified in its entirety by the full text of the Note Agreement and the form of the Notes attached as Exhibits 4.1 and 4.2, respectively, to this Form 8-K and incorporated herein by reference.

On November 16, 2017, Oaktree Capital Group, LLC issued a press release announcing that the Obligors entered into the Note Agreement with the Investors on November 16, 2017.

A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Note and Guaranty Agreement, dated as of November 16, 2017, by and among Oaktree Capital Management, L.P., Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree AIF Investments, L.P. and each of the purchasers party thereto.

4.2	Form of 3.78% Senior Notes due December 18, 2032.

99.1	Press release of Oaktree Capital Group, LLC, dated November 16, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2017	OAKTREE CAPITAL GROUP, LLC

	By:	/s/ Daniel D. Levin
Name: Daniel D. Levin
Title: Chief Financial Officer